Exhibit (i)

ROPKA LAW, LLC

215 Fries Mill Road

Turnersville, New Jersey 08012

(856) 374-1744

(1-866) 272-8505 (Fax)

February 22, 2024

Trustees of the BCM Focus Funds

c/o Bares Capital Management, Inc.

12600 Hill Country Boulevard, Suite R-230

Austin, Texas 78738

Re:	Opinion of Counsel Relating to the Amended Registration Statement Filed on Form N-1A under the Securities Act of 1933

BCM Focus Funds, File Nos. 811-23833 and 333-267898

Dear Sir/Madam:

A legal opinion (the “Legal Opinion”) that we prepared was filed with Pre-Effective Amendment No. 1 to the Registration Statement (the “Registration Statement”). We hereby give you our consent to incorporate by reference the Legal Opinion into Post-Effective Amendment No. 1 to the Registration Statement (the “Amendment”). We also consent to all references to us in the Amendment.

Very truly yours,

ROPKA LAW, LLC

By:	/s/ C. Richard Ropka, Esq.
C. Richard Ropka, Esq.